Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between AHS Management Company, Inc. (the “Employer”), and Martin Bonick, an individual (“Employee”), and is effective as of the date the Board (as defined below) approves this Agreement.

WITNESSETH:

WHEREAS, the Employer desires to enter into this Agreement with Employee and to provide him with the benefits set forth herein in recognition of the valuable services he will render to the Employer, and for the purposes evidenced herein;

WHEREAS, Employee is ready and willing to render the services provided for, and on the terms and conditions set forth herein, and he is willing to refrain from activities competitive with the business of the Employer during the term of and after this Agreement on the terms and conditions set forth herein; and

WHEREAS, in serving as an employee of the Employer, Employee will participate in the use and development of confidential proprietary information about the Employer, its customers and suppliers, and the methods used by the Employer and its employees in competition with other companies, as to which the Employer desires to protect fully its rights.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Employment.

(a) The Employer hereby offers to employ Employee and Employee accepts such employment with the Employer during the Term, subject to the terms and conditions set forth herein. During the Term, Employee will be employed as President and Chief Executive Officer and shall report directly to the Board of Directors (the “Board”) of the Employer and shall perform all duties and services incident to such position, and such other similar duties and services as may be prescribed by the governing documents of the Employer or established by the Employer, or its parent corporation from time to time. During his employment hereunder, Employee shall devote his best efforts and attention, on a full-time basis, to the performance of the duties required of him as an employee of the Employer. In addition, following the commencement of the Term, the Employer will appoint Employee to the Board, and shall renominate Employee for subsequent terms thereafter if applicable during the Term, For purposes of this Agreement, all references to determinations or tasks of the “Board” shall be deemed to include references to any duly authorized committee thereof, if applicable, and it is understood that such Board or committee shall exclude Employee for purposes of all decisions for which Employee’s participation would present a conflict of interest, including matters directly related to Employee’s compensation, benefits or employment.

(b) The Term of this Agreement and Employee’s employment hereunder shall be governed by the provisions of Section 8 hereof.

2. Principal Office. Employee’s principal office and normal place of work is located at the Employer’s principal executive offices in the Nashville, Tennessee, metropolitan area (“Principal Office”).

3. Compensation.

(a) As compensation for services rendered by Employee hereunder, Employee shall receive:

(1) Salary. During the Term, Employee shall be paid an annual salary of $800,000, or such other salary as shall be approved by the Board from time to time, which shall be payable in accordance with the Employer’s regular payroll practices and cycles (“Salary”).

(2) Bonus. During the Term, Employee shall be eligible for an annual cash bonus in an amount to be determined by the Board based on whether certain reasonable objectives established by the Board prior to the beginning of each fiscal year as set forth in the Employer’s Incentive Compensation Plan (the “Plan”) have been met. Although the Bonus is discretionary and will vary depending on actual performance, Employee’s target annual Bonus for each fiscal year during the Term is 100% of Salary, and the annual Bonus is subject to a maximum payout of 200% of Salary. Any earned bonus will be prorated for partial years of service; provided, however, that in recognition of the incentive opportunities offered by the Employee’s former employer that Employee will forfeit upon commencement of employment hereunder, the Bonus earned for fiscal year 2020 will, subject to Employee’s continued employment through the payment date, be no less than $500,000. Bonuses will be payable by no later than March 15 of the calendar year following the year in which the bonus is earned.

(3) Expenses. During the Term, the Employer shall reimburse Employee promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuance and furtherance of the Employer’s business upon receipt of reasonable supporting documentation as required by the Employer’s policies applicable to its officers and other key employees generally.

(4) Other Benefits. During the Term, Employee will be eligible to participate in benefit and perquisite plans and programs of the type made available to similarly situated senior officers of the Employer, in accordance with the terms and conditions of such plans and programs in effect from time to time.

(5) Withholdings. All amounts payable to Employee hereunder shall be subject to such deductions or withholdings as are required by law or the policies of the Employer or as may be authorized or directed by Employee pursuant to the permitted practices of the Employer and applicable law. Furthermore, any monies owed to Employee by the Employer may be offset by any monies owed the Employer by Employee; provided, however, that any offset of amounts considered to be deferred compensation under Section 409A of the Code shall only be offset to the extent consistent with Treas. Reg. Section 1.409A-3(j)(4)(xiii).

(b) Benefits Review. Employee’s Salary, bonus and benefits payable hereunder will be subject to annual review by the Board, in the good faith determination of the Board. Employee understands and acknowledges that the opportunity of an annual salary and benefit review by the Board shall not be construed in any manner as an express or implied agreement by the Employer to raise or increase his salary or benefits.

4. Confidential Information and Trade Secrets.

(a) Trade Secrets. Employee recognizes that Employee’s position with the Employer requires considerable responsibility and trust, and, in reliance on Employee’s loyalty, the Employer, the Company, and their respective subsidiaries and affiliates (collectively, the “Company Group”) may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information. For purposes of this Agreement, a “Trade Secret” is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of any member of the Company Group. “Confidential Information” is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, a Company Group member’s business plan, acquisition targets, training manuals, product development plans, pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of such member, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements.

(b) Non-Disclosure. Subject to the exceptions set forth in Section 4(c), and except as required to perform Employee’s duties hereunder, Employee will not use or disclose the terms of this Agreement or any Trade Secrets or Confidential Information of the Company Group during employment, or at any time after termination of employment; provided, however, that Employee may disclose the terms of this Agreement and Confidential Information (1) to Employee’s spouse and Employee’s representatives, agents and advisors who are advising Employee with respect to this Agreement, but only for legitimate business purposes related to the negotiation and performance of this Agreement and with a covenant from those persons to keep such information confidential in accordance with this Section 4 or (2) to the extent that disclosure is required by applicable law or order; provided further that as soon as reasonably practicable before such disclosure, Employee gives the Employer prompt written notice of such disclosure to enable the Employer to seek a protective order or otherwise preserve the confidentiality of such information.

(c) Exceptions. Employee acknowledges that, notwithstanding any of the Employer’s policies or agreements that could be read to the contrary, nothing in any agreement or policy prohibits, limits or otherwise restricts Employee or Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information (including Trade Secrets or Confidential Information of the Company Group) to, or providing testimony before, the SEC, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law. Employee further acknowledges that Employee is not required to advise or seek permission from the Employer before engaging in any such activity with any such governmental authority, but that, in connection with any such activity, Employee must inform such governmental authority that the information Employee is providing is confidential. Despite the foregoing, Employee is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Employee came to learn during the course of employment with the Employer that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or the attorney work product doctrine, and the Employer does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Employee is further advised that U.S. Federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Material Surrender. Upon termination of Employee’s employment with the Employer, Employee will surrender to the Employer all files, correspondence, memoranda, notes, records, manuals or other documents or data pertaining to the business of the Company Group or Employee’s employment (including all copies thereof) however prepared and whether maintained in paper or electronic format. Employee will also leave with the Employer all materials involving any Trade Secrets or Confidential Information of the Company Group. All such information and materials, whether or not made or developed by Employee, shall be the sole and exclusive property of the Employer, and Employee hereby assigns to the Employer all of Employee’s right, title and interest in and to any and all of such information and materials.

5. Covenants. Employee shall be subject to the following covenants and obligations:

(a) Non-Competition Covenant. While employed by the Employer, Employee shall not compete or plan or prepare to compete with the Company regarding the ownership, investment in, management of or operation of free standing hospitals owned, operated or managed by the Company that provide medical-surgical healthcare services (each, a “Hospital”). Employee shall not compete with the Company for a period of twelve (12) months following the termination of his employment anywhere that the Employer or any of its subsidiaries or affiliates (i) is conducting business of the type referred to in the immediately preceding sentence or (ii) has taken any steps, including preliminary discussions, during Employee’s employment to conduct such business.

(b) Non-Solicitation Covenant. Following the termination of Employee’s employment with the Employer, for a period equal to the term of the non-competition covenant under Section 5(a), Employee shall not directly or indirectly solicit the services of or otherwise induce or attempt to induce any Company Employee to sever his/her employment relationship with the Company. For purposes of this Section “Company Employee” shall mean any employee who performs or performed (on the Termination Date or within the previous six (6) months of such date) any of his/her services for a member of the Company Group, including any member of the senior management staff of any Hospital. Prior to the initiation of any conduct prohibited under this Section, Employee may request that the Company waive application of this Section to said conduct. Granting of such request, however, shall be at the Company’s sole discretion.

(c) Scope and Duration; Severability. The Company, the Employer and Employee understand and agree that the scope and duration of the covenants contained in this Section 5 are reasonable both in time and geographical area and are necessary and fair to protect the business of the Company. Except as otherwise stated herein, such covenants shall survive the termination of Employee’s employment. It is further agreed that such covenants shall be regarded as divisible and shall be operative as to time and geographical area to the extent that they may be made so and, if any part of such covenants are declared invalid or unenforceable, the validity and enforceability of the remainder shall not be affected.

(d) Assignment. Employee agrees that the covenants contained in this Section 5 shall inure to the benefit of any successor or assign of the Company, with the same force and effect as if such covenant had been made by Employee with such successor or assign.

(e) Exclusion. Notwithstanding the provisions of this Section 5, Employee’s non-competition obligations shall not preclude Employee from owning less than one percent (1%) of the voting power or common interest in any publicly traded corporation conducting business activities in the healthcare industry in competition with the Company or any affiliate.

(f) Company. For purposes of this Section 5, “Company” shall mean EGI-AM Holdings, L.L.C., and all of its directly or indirectly owned subsidiaries.

6. Program Participation. Employee represents that he is, and will for the Term be, eligible to participate in Medicare, Medicaid, CHAMPUS, TriCare, and other federal health programs, and Employee shall not have been sanctioned by any federal or state governmental agency or department and/or listed on the Health and Human Services Office of the Inspector General, Cumulative Sanctions Report, or excluded by the General Services Administration, as set forth on the List of Excluded Providers (see http://oig.hhs.gov/fraud/exclusions.html and http://epls.arnet.gov).

7. Specific Enforcement. Employee specifically acknowledges and agrees that the restrictions set forth in Sections 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of the Employer and that the Employer would not have entered into this Agreement in the absence of such restrictions. Employee further acknowledges and agrees that any violation of the provisions of Sections 4 and 5 hereof will result in irreparable injury to the Employer, that the remedy at law for any violation or threatened violation of such Sections will be inadequate and that in the event of any such breach, the Employer, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages. The Employer shall also have available all remedies provided under local, state and federal statutes, rules and regulations as well as any and all other remedies as may otherwise be contractually or equitably available. In addition to any other remedy herein granted or available to Employer, either at law or in equity, Employee shall forfeit and forever release any claim or right Employee may have to any benefits remaining under this Agreement from the date Employee breached Section 5 of this Agreement. Any monetary damages sought by the Employer under this Section shall not include the benefits forfeited under this Section.

8. Term. This Agreement and the term of employment thereunder shall continue until terminated in the manner set forth herein (the “Term”). The Term, and Employee’s employment hereunder, shall commence on September 1, 2020 and end on the first anniversary of such date; provided, however, that such Term shall automatically renew for successive annual periods on the applicable expiration date unless written notice of non-renewal is provided by either party hereto no less than ninety (90) days prior to the expiration of the then-applicable annual Term; provided further that, notwithstanding the foregoing, the Term and this Agreement may be earlier terminated in accordance with, and subject to the terms and conditions, set forth herein. The date upon which this Agreement and Employee’s employment hereunder shall terminate, whether pursuant to the terms of this Section or pursuant to any other provision of this Agreement shall be referred to herein as the “Termination Date”. Employee agrees to take all actions necessary or deemed advisable by the Employer and the Board to resign from any and all positions with the Company Group effective as of the Termination Date. A non-renewal of the Term by the Employer that results in an actual termination of employment of Employee will be treated as a Termination without Cause by Employer pursuant to Section 13, and a non-renewal of the Term by Employee will be treated as a Termination by Employee without Good Reason pursuant to Section 10. Employee’s obligations under Sections 4 and 5 hereof shall survive termination of this Agreement pursuant to non-renewal, and be applicable for the durations contemplated herein regardless of whether such non-renewal or other expiration of the Term is by the Employer or Employee. Notwithstanding the foregoing, if Employee fails to commence employment on September 1, 2020 for any reason, this Agreement shall be immediately and automatically void with no liability of the Employer hereunder.

9. Termination Upon Death of Employee. In the event Employee dies during the Term of this Agreement, this Agreement shall immediately terminate and neither Employee nor the Employer shall have any further obligations hereunder except for (i) earned but unpaid salary or properly incurred but unreimbursed substantiated expenses owed at the time of death and any such other payments or benefits as may be required by applicable law (the “Accrued Obligations”) and (ii) any Bonus that has been determined and declared earned by the Board but remains unpaid as of the Termination Date. The Accrued Obligations shall be paid within ninety (90) days of the Employee’s death, or such other date as specified by applicable law.

10. Termination by Employee Without Good Reason. Employee may terminate this Agreement and his employment with Employer without Good Reason (as defined in Section 11 below) thirty (30) days after delivery to the Employer of written notice of his intent to terminate this Agreement. In the event Employee’s employment hereunder is terminated in accordance with this Section, the Employer shall have no obligation to make any payments to Employee hereunder except for the Accrued Obligations. The Accrued Obligations shall be paid within ninety (90) days of the Employee’s Termination Date or such other date as specified by applicable law. Employee’s obligations under Sections 4 and 5 hereof shall survive the termination of this Agreement pursuant to this Section.

11. Termination by Employee For Good Reason. Employee may terminate this Agreement and his employment with the Employer for Good Reason. The term Good Reason shall mean the required imposition or occurrence of any of the following during the Term, in each case, without Employee’s consent: (a) a material diminution in Employee’s office, duties or responsibilities, or (b) a material breach by the Employer of this Agreement. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless: (i) Employee gives written notice to the Employer of termination of employment for Good Reason within thirty (30) days of the first occurrence of the event which Employee contends constitutes Good Reason, (ii) the Employer has failed to cure the event constituting Good Reason during the thirty (30) day period commencing on its receipt of such notice by Employee, and (iii) Employee’s termination occurs upon the expiration of such cure period. For the avoidance of doubt, none of the circumstances contemplated above arising solely as a result of a change in control, sale or other extraordinary capital event involving the Employer or its assets shall be deemed to constitute Good Reason. In the event Employee’s employment hereunder is terminated in accordance with this Section, the Employer shall pay Employee (A) the Accrued Obligations within ninety (90) days of the Termination Date or such other date as specified by applicable law and (ii) the salary and benefits as set forth in, and subject to the terms and conditions of, Section 14 of this Agreement. Employee’s obligations under Sections 4 and 5 hereof shall survive the termination of this Agreement pursuant to this Section.

12. Termination by the Employer for Cause. The Employer shall have the right at any time to terminate Employee’s employment for Cause, effective immediately or upon such date as specified by the Employer in its sole discretion. The term “Cause” shall mean (a) Employee’s willful refusal to perform, or gross negligence in performing, the reasonable duties of Employee’s office, (b) Employee’s conviction of, or guilty plea to, any crime punishable as a felony, or involving fraud or embezzlement, any crime involving moral turpitude or any crime in connection with the delivery of health care services, (c) Employee’s change in status under Section 6 of this Agreement, (d) any act by Employee involving moral turpitude that materially affects the performance of his duties hereunder, (e) Employee’s use of alcohol in violation of the Employer’s policies or illegal use of drugs, (f) Employee’s engagement in fraud, theft, misappropriation or embezzlement with respect to the Employer or any of its affiliates, or (g) Employee’s exclusion from participation in any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f) (including Medicare, Medicaid, TRICARE and similar or successor programs with or for the benefit of any governmental authority) or other debarment from contracting with any governmental authority. Without limiting the foregoing, Employee’s employment shall be deemed to have terminated for Cause if, after the Termination Date, facts and circumstances are discovered that the Employer determines would have constituted Cause as of the Termination Date; provided, however, that prior to any such post-termination determination of Cause being finalized, Employee shall be given (i) written notice that the Board intends to apply such post-termination determination of Cause described in this sentence, and (ii) an opportunity, upon election by the Employee, to be heard by the Board (alone or represented by counsel) within the fifteen (15) days following receipt of such notice. Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of the Agreement pursuant to this Section. In the event Employee’s employment hereunder is terminated in accordance with this Section, the Employer shall have no further obligation to make any payments to Employee hereunder except for the Accrued Obligations, which shall be paid within ninety (90) days of Employee’s Termination Date or such other date as specified by applicable law.

13. Termination Without Cause. The Employer shall have the right at any time to terminate Employee’s employment without Cause, effective immediately or upon such date as specified by the Employer in its sole discretion. In the event that Employee is terminated by the Employer without Cause during the Term hereof (which shall not include a termination pursuant to Section 9, 10, 11, 12 or 15), the Employer shall pay to Employee (i) the Accrued Obligations within ninety (90) days of the Termination Date or such other date as specified by applicable law and (ii) the salary and benefits as set forth in, and subject to the terms and conditions of, Section 14 of this Agreement. Employee’s obligations under Sections 4 and 5 hereof shall survive in full force and effect the termination of this Agreement pursuant to this Section.

14. Severance Amount in the Case of Termination Pursuant to Section 11 or Section 13.

(a) The Employer shall pay Employee the Accrued Obligations within ninety (90) days of the Employee’s Termination Date, or such other date as specified by applicable law. In addition, subject to Employee’s delivery and non-revocation of a separation and release in the form attached hereto as Exhibit A (a “General Release”) that has become effective and irrevocable on or before the 60th day following the Termination Date, Employee shall receive as severance benefits under this Section 14 a series of cash payments equal in the aggregate to one (1) times (a) the highest annual Salary in effect for Employee at any time during the Term; (b) the target Bonus that would be payable to Employee if such Bonus plan target were achieved for the year in which the Termination Date occurs, regardless of actual achievement; and (c) fifteen percent (15%) of Employee’s annual Salary at the time of the termination as the estimated value of the yearly fringe benefits.

(b) Schedule of Payments. The Employer will make the severance benefit payments described in this Section 14 at the time and in the manner described below, as applicable, subject to Section 24.

(1) All cash payments under Section 14 will be paid in substantially equal installments over twelve (12) months. The foregoing cash payments shall be payable on each regular payroll date in the twelve (12) month period beginning on the first regular payroll date that occurs following the expiration of the sixty (60) day release period described above, subject to the terms and conditions herein.

(2) In the event of the death of Employee prior to the payment of all cash due under this Section, all remaining payments will be made in a single sum to Employee’s surviving spouse within ninety (90) days after Employee’s death. If Employee is not married at the time of death, such cash payments may be made to Employee’s estate.

15. Disability of Employee. In the event Employee’s employment with the Employer terminates on account of Employee’s Disability (as hereinafter defined), the Employer shall pay Employee at the rate of salary Employee was entitled to receive on the payroll date immediately preceding his Disability on each regular payroll date occurring within the six (6) month period after his Termination Date. In addition, the Employer will pay Employee all salary, bonus, awards and other benefits and reimbursements of expenses incurred or earned but unpaid or unreimbursed before the Employee’s Disability within ninety (90) days after the Termination Date or such other date as specified by applicable law or the terms and conditions of such benefit, bonus, award or other arrangement. During the period in which Employee is entitled to payment under this Section 15, for so long as Employee is physically and mentally able to do so, Employee will furnish information and assistance to the Employer. The term “Disability” shall mean the inability of Employee to perform the duties of his employment due to physical or emotional incapacity or illness (including, without limitation, alcohol or chemical dependency), where such inability has continued or is expected to continue for more than one hundred eighty (180) days in any one (1) year period. In the event of a dispute, the determination of Disability shall be made as follows: the Employer and Employee (or his executor or personal representative, as the case may be) shall each appoint a physician competent in the field of medicine to which such incapacity or illness relates, and the two (2) physicians so selected shall select a third physician who shall be similarly competent. The decision of a majority of such physicians as to the Disability of Employee shall be binding on the parties hereto.

16. Assignment. The rights and benefits of Employee under this Agreement, other than accrued and unpaid amounts due under Section 3(a) hereof, are personal to him and shall not be assignable. Discharge of Employee’s undertakings in Section 4 hereof shall be an obligation of Employee’s executors, administrators, or other legal representatives or heirs.

17. Notices. Any notice or other communications under this Agreement shall be in writing, signed by the party making same, and shall be delivered personally or sent by overnight courier, certified or registered mail, postage prepaid, addressed as follows:

If to Employee, to the most recent address reflected for Employee on the Employer’s books and records

If to the Employer:

AHS Management Company, Inc.

c/o Office of the General Counsel

One Burton Hills Boulevard

Suite 250

Nashville, Tennessee 37215

with a copy to:

c/o Equity Group Investments

Two North Riverside Plaza

Suite 600

Chicago, Illinois 60606

Attention: Joseph Miron and Chris Nilan

Facsimile: (312) 454-0335

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

18. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Tennessee, without giving effect to the choice of law provisions of such State.

19. Arbitration and Waiver of Jury Trial. Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the then applicable rules of the Model Employment Arbitration Procedures of American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall award all costs, legal expenses and fees to the successful party. The Employer and Employee each hereby waive any right to trial by jury of any dispute arising under this Agreement or with Employee’s employment with the Employer.

20. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability for any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

21. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence of any arbitration between the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid and the parties further agree that the provisions of this Section may not be waived except as herein set forth.

22. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, covenants or undertakings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

23. Employer Policies, Regulations and Guidelines for Employee. The Employer may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees.

24. Section 409A. It is the intention of the parties that the payments and benefits to which Employee could become entitled pursuant to this Agreement, as well as the termination of Employee’s employment under this Agreement, comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A of the Code shall be paid pursuant to the applicable exception. Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A of the Code shall be paid pursuant to the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A of the Code. If any payment provided by this Agreement may result in the application of Section 409A of the Code, then the Employer shall, in consultation with Employee, modify this Agreement to the extent permissible under Section 409A of the Code in the least restrictive manner as necessary to exclude such payment from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with provisions of Section 409A of the Code. For purposes of this Agreement, as it may be amended from time to time, references to Employee’s termination of employment with the Employer shall mean Employee’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), All expenses or other reimbursements owed to Employee under this Agreement shall be for expenses incurred during Employee’s lifetime or within ten (10) years after his death, shall be payable in accordance with the Employer’s policies in effect from time to time, but in any event, to the extent required in order to comply with Section 409A of the Code, and shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee. In addition, to the extent required in order to comply with Section 409A of the Code, no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and Employee’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. Notwithstanding any other provision of this Agreement, if (i) Employee is to receive payments or benefits by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) Employee is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Employer as in effect on the date of Employee’s separation from service) for the period in which the payment or benefit would otherwise commence, and (iii) such payment or benefit would otherwise subject Employee to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six (6) months of a termination of Employee’s employment, then such payment or benefit will instead be paid as provided below in this Section 24. Such payments or benefits that would have otherwise been required to be made during such six-month period will be paid to Employee (or his estate, as the case may be) in one lump sum payment or otherwise provided to Employee (or his estate, as `the case may be) on the earlier of (A) the first business day that is six (6) months and one day after Employee’s separation from service or (B) the fifth business day following Employee’s death, Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth in this Agreement, as the case may be.

25. Section 280G of the Code. If the Employer determines, based on the reasonable advice of a nationally recognized certified public accounting firm selected by the Employer (other than an accounting firm for the entity seeking to effectuate an applicable change in control) (the “Accountant”), that the aggregate amount of the payments, distributions, benefits and entitlements, whether pursuant to this Agreement or otherwise, by any member of the Company Group (or any person or entity effecting the applicable change in control) to or for the benefit of Employee that constitute “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) would, but for this Section 25, exceed the greatest amount of Parachute Payments that could be paid to the Employee without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar State or local tax (as applicable, the “Excise Tax”) or constituting “excess parachute payments” that are not deductible by the Employer or other applicable payor, then the aggregate amount of the Parachute Payments payable to Employee shall be modified, including by reduction or elimination, to the extent necessary to equal the amount that produces the greatest after-tax benefit to Employee, taking into account any Excise Tax.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic means (including by “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the effective date indicated above.

COMPANY:

AHS MANAGEMENT COMPANY, INC.

By:	/s/ Stephen C. Petrovich
Name: Stephen C. Petrovich
Title: Executive VP and General Counsel
Date: August 10, 2020

EMPLOYEE:

/s/ Martin J. Bonick
Martin J. Bonick
Date: August 10, 2020

Signature Page to Employment Agreement

EXHIBIT A

FORM OF SEPARATION AND RELEASE AGREEMENT

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